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                                                                   Exhibit 3.1.3

FILED AS EXHIBIT A TO CERTIFICATE OF MERGER OF CONCENTRIC NETWORK CORPORATION WITH AND INTO NEXTLINK COMMUNICATIONS, INC.

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          NEXTLINK COMMUNICATIONS, INC.

                  NEXTLINK COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

                  FIRST: The name of the Corporation is NEXTLINK Communications, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1999.

                  SECOND: The original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on June 8, 2000.

                  THIRD: The Amended and Restated Certificate of Incorporation was amended pursuant to a Certificate of Amendment to Certificate of Incorporation which was filed with the Secretary of State of the State of Delaware on June 16, 2000 as Exhibit A to the Certificate of Merger of NEXTLINK Communications, Inc. With and Into NM Acquisition Corp.

                  FOURTH: Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, this Amendment to the Amended and Restated Certificate of Incorporation is being filed with the Certificate of Merger of Concentric Network Corporation With and Into NEXTLINK Communications, Inc. and further amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

                  FIFTH: As a result of the merger of Concentric Network Corporation with and into the Corporation, Article THIRD of the Amended and Restated Certificate of Incorporation, as amended on June 16, 2000, is hereby further amended as follows:

                  A. Article THIRD shall be amended by adding the following paragraphs at the end of such Article:

                  "A series of Preferred Stock of the Corporation shall be designated as "13% Series E Senior Redeemable Exchangeable Preferred Stock due 2010" and shall have the special rights, qualifications, limitations and restrictions set forth in the Certificate of Designation attached to this Certificate of Incorporation as Exhibit E.

                  A series of Preferred Stock of the Corporation shall be designated as "7% Series F Convertible Redeemable Preferred Stock due 2010" and shall have the special rights, qualifications, limitations and restrictions set forth in the Certificate of Designation attached to this Certificate of Incorporation as Exhibit F.

                  B. The following Exhibits which are referenced in Article THIRD as amended hereby are attached to this Amendment:
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         Exhibit E: Certificate of Designation of the Powers, Preferences, and
         Relative, Participating, Optional and Other Special Rights of 13% Series E Senior Redeemable Exchangeable Preferred Stock due 2010 and Qualifications, Limitations and Restrictions Thereof.

         Exhibit F: Certificate of Designation of the Powers, Preferences, and Relative, Participating, Optional and Other Special Rights of 7% Series F Convertible Redeemable Preferred Stock due 2010 and Qualifications, Limitations and Restrictions Thereof.